As filed with the Securities and Exchange Commission on January 29, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

   GRIFFON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	11-1893410
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

712 Fifth Avenue, 18th Floor
New York, New York 10019
(Address of Principal Executive Office)

GRIFFON CORPORATION 2016 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
____________________

Seth L. Kaplan
Senior Vice President, General Counsel and Secretary
Griffon Corporation
712 Fifth Avenue, 18th Floor
New York, New York 10019
(212) 957-5000
(Name, address and telephone number, including area code, of agent for service)
____________________

Copy to:
Martin Nussbaum, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.25 per share	2,350,000	$16.07	$37,764,500	$3,803

(1)
This Registration Statement covers 2,350,000 shares of Common Stock, par value $0.25 per share, of Griffon Corporation (the “Company”) available for issuance pursuant to awards under the Company’s 2016 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Company’s Common Stock that become issuable pursuant to awards by reason of any stock dividend, stock split or other similar transaction that results in an increase in the number of the outstanding shares of the Company’s Common Stock.

(2)
Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is estimated to be $16.07, based on the average of the high sales price ($16.33) and the low sales price ($15.80) per share of the Company’s Common Stock as reported on the New York Stock Exchange on January 25, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Company has sent or given or will send or give documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. The Company is not filing such documents with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference the documents listed below.  In addition, all documents and reports subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as modified or superseded.

(1)
The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the Commission on November 12, 2015, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, filed with the Commission on January 29, 2016;

(3)	The Company’s Current Reports on Form 8-K, filed with the Commission on November 12, 2015 and January 28, 2015; and

(4)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, dated January 19, 1993, including any amendment(s) or report(s) filed for the purpose of updating such description.

The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference (except for exhibits thereto unless specifically incorporated by reference herein).  Requests for such copies should be directed to the Secretary, Griffon Corporation, 712 Fifth Avenue, 18th Floor, New York, New York 10019, (212) 957-5000.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the restated certificate of incorporation, as amended, and by-laws of Company and the General Corporation Law of the State of Delaware (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the restated certificate of incorporation, as amended, the by-laws and the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.

As permitted by the DGCL, the Company’s restated certificate of incorporation, as amended, provides that directors will not be personally liable to the Company or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability:

•              for any breach of the director’s duty of loyalty to the Company or its shareowners,

•              for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•              under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or

•              for any transaction from which the director derived any improper personal benefit.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article V, Section 4 of the Company’s by-laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding to the fullest extent and in the manner set forth and permitted by the DGCL, as from time to time in effect, and any other applicable law, as from time to time in effect. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The officers and directors of the Company are covered by officers’ and directors’ liability insurance. The Company has entered into Indemnification Agreements with its directors and certain of its officers. The Indemnification Agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a proceeding, including amounts paid in settlement by or on behalf of an indemnitee, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description
5.1	Opinion of Dechert LLP regarding legality of the common stock being offered.
23.1	Consent of Grant Thornton LLP.
23.2	Consent of Dechert LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereto).
99.1
Griffon Corporation 2016 Equity Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Proxy Statement relating to the 2016 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on December 17, 2015)

Item 9.	Undertakings.

(a)           The undersigned Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered  (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that:

(A)           Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§ 239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 29, 2016.

GRIFFON CORPORATION

By:	/s/ Ronald J. Kramer
Ronald J. Kramer
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Each person whose signature appears below constitutes and appoints Ronald J. Kramer and Seth L. Kaplan, and each of them, with full power of substitution, his true and lawful attorney-in-fact and agent to do any and all acts and things in his name and on his behalf in his capacity indicated below which they or either of them may deem necessary or advisable to enable Griffon Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for him in his name in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Harvey R. Blau	Chairman of the Board	January 29, 2016
Harvey R. Blau

/s/ Ronald J. Kramer	Chief Executive Officer	January 29, 2016
Ronald J. Kramer	(Principal Executive Officer)

/s/ Brian G. Harris	Senior Vice President and Chief Financial Officer	January 29, 2016
Brian G. Harris	(Principal Financial Officer and Principal Accounting Officer)

/s/ Henry A. Alpert	Director	January 29, 2016
Henry A. Alpert

/s/ Thomas J. Brosig	Director	January 29, 2016
Thomas J. Brosig

/s/ Blaine V. Fogg	Director	January 29, 2016
Blaine V. Fogg

/s/ Louis J. Grabowsky	Director	January 29, 2016
Louis J. Grabowsky

/s/ Bradley J. Gross	Director	January 29, 2016
Bradley J. Gross

/s/ Robert G. Harrison	Director	January 29, 2016
Robert G. Harrison

/s/ Donald J. Kutyna	Director	January 29, 2016
Donald J. Kutyna

/s/ Victor Eugene Renuart	Director	January 29, 2016
Victor Eugene Renuart

/s/ Kevin F. Sullivan	Director	January 29, 2016
Kevin F. Sullivan

/s/ William H. Waldorf	Director	January 29, 2016
William H. Waldorf